SECURITIES AND EXCHANGE COMMISSION

Washington, DC

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2007

RBS GLOBAL, INC.	REXNORD LLC
(Exact name of Registrant as specified in its charter)	(Exact name of Registrant as specified in its charter)

Delaware	Delaware
(State of Incorporation)	(State of Incorporation)

333-102428	033-25967-01
(Commission File Numbers)

01-0752045	04-3722228
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

4701 Greenfield Avenue Milwaukee, Wisconsin	53214
(Address of principal executive offices)	(Zip Code)

(414) 643-3000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Compensatory Arrangements for Certain Officers.

Entry into New Employment Agreement. On April 19, 2007, Rexnord LLC, a wholly-owned subsidiary of RBS Global, Inc. (the “Company”), entered into a new employment agreement with Mr. Alex P. Marini, the President and Chief Executive Officer of its Water Management division. The agreement is effective as of February 7, 2007 and provides for an initial term of employment through August 31, 2008, subject to automatic extensions for successive one-year periods thereafter unless either party delivers notice within specified notice periods. Under the agreement, Mr. Marini’s annual base salary is $500,000, which may be increased by the Company’s Chairman or Chief Executive Officer. Mr. Marini is eligible to receive a discretionary bonus under the Company’s annual bonus plan established for each fiscal year with an annual cash target bonus opportunity for each fiscal year equal to 100% of his base salary. Mr. Marini is also entitled to receive a pro-rata bonus for the period commencing on the effective date and ending on March 31, 2007 equal to that which he would have been entitled to receive under the Jacuzzi Brands Inc. annual bonus plan. In addition, Mr. Marini is entitled to receive options to purchase 205,244 shares of common stock of Rexnord Holdings, Inc., our indirect parent, at the per share fair market value of the stock on the grant date. Such options will be granted pursuant to the 2006 Stock Option Plan of Rexnord Holdings, Inc. (the “Option Plan”).

The agreement further provides that commencing on February 7, 2008, Mr. Marini will be entitled to participate in our other pension, long term incentive, retirement, savings and welfare and employee benefit plans maintained for the Company’s senior executive officers. In the event Mr. Marini voluntarily retires from the Company, he shall be entitled to receive certain annuity benefits, provided he gives the Company at least six months’ notice of his intention to retire, and retiree medical coverage under our retiree medical plan in effect , if any, upon his termination. If Mr. Marini’s employment is terminated on or before August 31, 2008 either by us without cause, by Mr. Marini for good reason (in each case as defined in the agreement), or because we do not extend his employment term, subject to the execution of a release of claims, he will be entitled to receive 24 monthly payments equal to his then-monthly rate of base salary and a lump sum payment equal to two times his annual target bonus amount. If a termination occurs for either of these reasons after August 31, 2008, he will be entitled to receive 12 monthly payments equal to his then-monthly rate of base salary and a lump sum payment equal to his annual target bonus amount. Additionally, if such termination occurs prior to August 31, 2008 Mr. Marini will also be entitled to continued coverage under all of our group health benefit plans in which he and any of his dependents were entitled to participate immediately prior to termination for a period of two years, or for a period of one year if such termination occurs thereafter. In either case, he will also be entitled to receive his minimum pension amount, as calculated pursuant to the agreement, 12 months of accelerated vesting of his then-unvested options and any amounts then owed to Mr. Marini under the applicable benefit plans in which he is a participant, which are to be paid in accordance with the terms of such plans. Subject to certain limitations, under the agreement Mr. Marini is prohibited from competing with us or soliciting our employees, customers, suppliers or certain other persons during the term of his employment and for a period of 24 months following termination of his employment.

Amendment to Stock Option Plan. On April 19, 2007, the Board of Directors of Rexnord Holdings, Inc. approved an amendment to the Option Plan, subject to stockholder approval, increasing the number of shares for which options to purchase may be granted under the Option Plan from 2,000,000 to 2,700,000.

2

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, as amended, the Co-registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 23rd day of April, 2007.

REXNORD LLC

By:	/s/ George C. Moore
George C. Moore
Chief Financial Officer

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, as amended, the Co-registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 23rd day of April, 2007.

RBS GLOBAL, INC.

By:	/s/ George C. Moore
George C. Moore
Chief Financial Officer

3